Exhibit 99.1
NOG Announces First Quarter 2023 Results, Including Record Quarterly Production

FIRST QUARTER HIGHLIGHTS

•Record quarterly production of 87,385 Boe per day (62% oil), an increase of 23% from the first quarter of 2022.
•Net income of $340.2 million and record Adjusted EBITDA of $325.5 million. See “Non-GAAP Financial Measures” below.
•Cash flow from operations of $269.3 million. Excluding changes in net working capital, cash flow from operations was $296.2 million, an increase of 26% sequentially from the fourth quarter of 2022.
•Generated $83.9 million of Free Cash Flow, despite increased development activity and volatility in commodity prices during the quarter. See “Non-GAAP Financial Measures” below.
•Closed on the acquisition of a 39.958% non-operated working interest in the MPDC Mascot project in January 2023, for $319.9 million.

SHAREHOLDER RETURN HIGHLIGHTS

•Paid $0.34 per share common dividend for the first quarter of 2023, an increase of 13% from the fourth quarter of 2022, and declared $0.37 per share common dividend for the second quarter of 2023, representing a 9% increase from the first quarter.
•Repurchased $8.0 million, or 287,751 common shares in the first quarter at an average price of $27.82 per share.
•Repurchased and retired $19.1 million principal amount of 8.125% Senior Notes at an average price of 96.4% of par value.
•Increased the Senior Notes repurchase authorization by $100 million.

MINNEAPOLIS (BUSINESS WIRE) - May 4, 2023 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or “Company”) today announced the Company’s first quarter results.

MANAGEMENT COMMENTS

“NOG is realizing the benefits of our successful growth efforts as we generated record production in the first quarter, ahead of internal expectations. While the team was primarily focused on the integration of our recent acquisitions, we did close on several substantive Ground Game opportunities,” commented Nick O’Grady, NOG’s Chief Executive Officer. “Our demonstrated ability to structure mutually beneficial transactions with operators and other parties has resulted in record levels of potential acquisition opportunities. We are excited about NOG’s prospects for 2023. We will continue our measured approach toward growth investments and shareholder returns as the year progresses to support our primary goal of maximizing total shareholder returns over the long term.”

FIRST QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the first quarter were $426.2 million. First quarter GAAP net income was $340.2 million or $3.98 per diluted share. First quarter Adjusted Net Income was $149.9 million or $1.76 per diluted share, an increase of 17% from the fourth quarter of 2022. Adjusted EBITDA in the first quarter was $325.5 million, an increase of 23% from the fourth quarter of 2022. See “Non-GAAP Financial Measures” below.

PRODUCTION

First quarter production was 87,385 Boe per day, an increase of 11% from the fourth quarter of 2022 and an increase of 23% from the first quarter of 2022. Oil represented 62% of total production in the first quarter with 53,864 Bbls per day, an increase of 15% from the fourth quarter of 2022 and a 27% increase over the first quarter of 2022. NOG had 13.1 net wells turned in-line during the first quarter, compared to 19.1 net wells turned in-line in the fourth quarter of 2022. Production increased quarter over quarter, driven primarily by growth in NOG’s Permian production, which made up approximately 35% of volumes in the first quarter. Additionally, Williston volumes recovered from weather-related shut-ins experienced in the fourth quarter. Marcellus production was down 2% from the fourth quarter.

PRICING

During the first quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $75.98 per Bbl, and NYMEX natural gas at Henry Hub averaged $2.75 per million cubic feet (“Mcf”). NOG’s unhedged net realized oil price in the first quarter was

$73.31, representing a $2.67 differential to WTI prices. NOG’s unhedged net realized gas price in the first quarter was $3.91 per Mcf, representing approximately 142% realization compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $78.1 million in the first quarter of 2022, or $9.93 per Boe, a 1% decrease on a per unit basis compared to the fourth quarter of 2022. The decrease in unit costs was driven primarily by increased lower cost Permian production, offset by higher processing costs associated with better than expected NGL prices. Additionally, service and maintenance costs and workover expenses were also slightly higher on a sequential quarter basis. First quarter general and administrative (“G&A”) costs totaled $13.0 million or $1.65 per Boe. This includes $3.5 million of legal and transaction expenses in connection with bolt-on acquisitions and $2.2 million of non-cash stock-based compensation. NOG’s cash G&A costs excluding these amounts totaled $7.4 million or $0.94 per Boe in the first quarter, down 7% from the prior quarter on a unit basis.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital expenditures for the first quarter was $212.2 million (excluding non-budgeted acquisitions) representing 28% of previously disclosed annual capital expenditure guidance range at the midpoint. This was comprised of $198.7 million of total drilling and completion (“D&C”) capital on organic and ground game assets, and $13.5 million of ground game acquisition spending and other items. D&C spending was higher due to an increase in development activity and workover expense incurred in the period and significant Ground Game success. NOG has experienced moderate well cost inflation continuing into 2023, but year-to-date well costs have been within NOG’s assumptions for the year. NOG’s weighted average gross authorization for expenditure (or AFE) elected to in the first quarter was $9.6 million.

NOG’s Williston Basin spending was 66% of the total capital expenditures for the quarter, the Permian was 32%, the Marcellus was 1% and other items were also 1%. On the Ground Game acquisition front, NOG closed on ten transactions during the first quarter totaling 2.6 net wells and 369 net acres, a marked increase from the fourth quarter.

As previously announced, during the first quarter of 2023, NOG completed its Midland Basin Mascot Project acquisition with a $319.9 million cash settlement at closing. The Company’s ability to perform on numerous large acquisitions has established NOG as a preferred non-op partner; as such, NOG’s opportunity set is at record levels.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $437.1 million as of March 31, 2023, consisting of $431.0 million of committed borrowing availability under the Revolving Credit Facility and $6.1 million of cash.

As of March 31, 2023, NOG had $569.0 million of outstanding borrowings under the Revolving Credit Facility, $705.1 million of outstanding 8.125% Senior Unsecured Notes due 2028, and $500.0 million of outstanding 3.625% Convertible Notes due 2029.

SHAREHOLDER RETURNS

In February 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.34 per share for stockholders of record as of March 30, 2023, which was paid on April 28, 2023. This represented a 13% increase from the prior quarter.

In May 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.37 per share for stockholders of record as of June 29, 2023, which will be paid on July 31, 2023. This represents a 9% increase from the prior quarter.

In the first quarter, NOG repurchased $8.0 million of its common stock, or 287,751 shares at an average price of $27.82 per share.

In the first quarter, NOG repurchased and retired $19.1 million of its 8.125% Senior Unsecured Notes due 2028 at 96.4% of par value. The retirement of these notes will result in annualized interest expense savings of $1.6 million. At the end of the quarter, the Board of Directors increased the Company’s Senior Notes repurchase authorization by $100 million.

The Company also reduced the outstanding balance on its revolving credit facility by over $25 million during the first quarter, after the closing of the MPDC Acquisition.

2023 FULL YEAR GUIDANCE
(all forecasts are provided on a 2-stream production basis)

NOG is reaffirming its 2023 full year guidance for production and capital expenditures. The Company is increasing its estimates for natural gas realizations. As a result of this increase, the Company is also adjusting production expenses for the associated processing costs from higher realizations. The guidance does not contemplate potential acquisition or capital markets activity, beyond our regularly budgeted Ground Game capital.

2023 Guidance
Annual Production (Boe per day)	91,000 - 96,000
Oil as a Percentage of Sales Volumes	62.0 - 64.0%
Total Capital Expenditures ($ in millions)	$737 - $778
Net Wells Added to Production	80 - 85

Operating Expenses and Differentials
Production Expenses (per Boe)	$9.35 - $9.60
Production Taxes (as a percentage of Oil & Gas Sales)	8.0% - 9.0%
Average Differential to NYMEX WTI (per Bbl)	($3.50) - ($4.50)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	80% - 90%

General and Administrative Expense (per Boe):
Non-Cash	$0.20 - $0.30
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.90

FIRST QUARTER 2023 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended March 31,
	2023	2022	% Change
Net Production:
Oil (Bbl)	4,847,773	3,824,022	27%
Natural Gas and NGLs (Mcf)	18,101,255	15,533,638	17%
Total (Boe)	7,864,649	6,412,962	23%

Average Daily Production:
Oil (Bbl)	53,864	41,565	30%
Natural Gas and NGLs (Mcf)	201,125	168,844	19%
Total (Boe)	87,385	69,706	25%

Average Sales Prices:
Oil (per Bbl)	$73.31	$91.19	(20)%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	(1.22)	(26.10)
Oil Net of Settled Oil Derivatives (per Bbl)	72.09	65.09	11%

Natural Gas and NGLs (per Mcf)	3.91	6.94	(44)%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	1.08	(0.93)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	4.99	6.01	(17)%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	54.20	71.18	(24)%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	1.74	(16.40)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	55.94	54.78	2%

Costs and Expenses (per Boe):
Production Expenses	$9.93	$8.50	17%
Production Taxes	4.44	5.40	(18)%
General and Administrative Expenses	1.65	2.15	(23)%
Depletion, Depreciation, Amortization and Accretion	12.03	8.29	45%

Net Producing Wells at Period End	827.8	726.7	14%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after March 31, 2023.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Call Volume (Bbls)	Collar Put Volume (Bbls)	Weighted Average Ceiling Price ($/Bbl)	Weighted Average Floor Price ($/Bbl)
2023:
Q2	23,750	75.85	1,046,500	887,250	89.76	73.85
Q3	19,375	77.17	1,633,000	1,265,000	87.63	72.73
Q4	18,750	76.10	1,688,200	1,311,000	86.77	72.63
2024:
Q1	7,075	78.10	1,672,125	1,080,625	85.68	70.42
Q2	7,050	77.04	1,663,025	1,080,625	85.52	69.68
Q3	6,875	75.34	632,500	494,500	82.36	69.53
Q4	2,825	69.63	586,500	425,500	83.98	69.86
2025:
Q1	—	—	225,000	135,000	81.25	70.00
Q2	—	—	204,750	136,500	76.60	70.00
Q3	—	—	184,000	115,000	76.90	70.00
Q4	—	—	161,000	92,000	78.50	70.00
_____________
(1)This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended March 31, 2023.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after March 31, 2023.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Call Volume (MMBTU)	Collar Put Volume (MMBTU)	Weighted Average Ceiling Price ($/MMBTU)	Weighted Average Floor Price ($/MMBTU)
2023:
Q2	57,495	4.483	4,777,500	3,202,500	6.577	4.190
Q3	65,185	4.350	5,060,000	5,060,000	6.674	4.182
Q4	62,304	4.308	6,285,000	6,285,000	6.902	4.134
2024:
Q1	54,725	4.029	1,592,500	1,592,500	7.917	4.000
Q2	52,571	3.814	227,500	227,500	8.700	4.000
Q3	52,000	3.814	—	—	—	—
Q4	36,217	3.774	—	—	—	—
2025:
Q1	11,500	3.791	900,000	900,000	5.650	3.250
Q2	5,055	4.000	910,000	910,000	5.650	3.250
Q3	5,000	4.000	920,000	920,000	5.650	3.250
Q4	3,315	4.000	920,000	920,000	5.650	3.250
2026:
Q1	—	—	900,000	900,000	6.000	3.250
Q2	—	—	910,000	910,000	6.000	3.250
Q3	—	—	920,000	920,000	6.000	3.250
Q4	—	—	920,000	920,000	6.000	3.250
____________
(1)This table does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended March 31, 2023.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended March 31,
(In thousands)	2023	2022
Cash Received (Paid) on Settled Derivatives	$13,670	$(105,161)
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	139,987	(384,227)
Gain (Loss) on Commodity Derivatives, Net	$153,656	$(489,388)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended March 31, 2023
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$197.3
Ground Game Drilling and Development Capital Expenditures	$1.4
Ground Game Acquisition Capital Expenditures	$11.6
Other	$2.0
Non-Budgeted Acquisitions	$314.6

Net Wells Added to Production	13.1

Net Producing Wells (Period-End)	827.8

Net Wells in Process (Period-End)	59.3
Increase in Wells in Process over Prior Period	3.9

Weighted Average Gross AFE for Wells Elected to	$9.6

FIRST QUARTER 2023 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 5, 2023 at 10:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=eaPzTdtx
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13737814 - Northern Oil and Gas, Inc. First Quarter 2023 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13737814 - Replay will be available through July 4, 2023

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and NOG’s future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements, including, but not limited to, statements regarding NOG’s dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production, sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition; infrastructure constraints and related factors affecting NOG’s properties; cost inflation or supply chain disruptions; ongoing legal disputes over, and potential shutdown of, the Dakota Access Pipeline; NOG’s ability to acquire additional development opportunities, potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruption to NOG’s business due to acquisitions and other significant transactions; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets; risks associated with NOG’s 3.625% convertible senior notes due 2029 (the “Convertible Notes”), including the potential impact that the Convertible Notes may have on NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transactions undertaken in tandem with the Convertible Notes issuance, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; cyber-incidents could have a material adverse effect on NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices.

NOG has based any forward-looking statements on its current expectations and assumptions about future events. While NOG’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. Accordingly, results actually achieved may differ materially from expected results described in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements under the heading “Risk Factors” in NOG’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent reports NOG files with the SEC. NOG does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, other than as may be required by applicable law or regulation.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2023	2022
Revenues
Oil and Gas Sales	$426,234	$456,458
Gain (Loss) on Commodity Derivatives, Net	153,656	(489,388)
Other Revenues	2,324	—
Total Revenues	582,214	(32,930)

Operating Expenses
Production Expenses	78,088	54,540
Production Taxes	34,918	34,616
General and Administrative Expenses	13,000	13,813
Depletion, Depreciation, Amortization and Accretion	94,618	53,185
Other Expenses	1,001	—
Total Operating Expenses	221,625	156,154

Income (Loss) From Operations	360,589	(189,084)

Other Income (Expense)
Interest Expense, Net of Capitalization	(30,143)	(17,977)
Gain (Loss) on Unsettled Interest Rate Derivatives, Net	(1,017)	1,290
Gain on Extinguishment of Debt, Net	659	—
Contingent Consideration Gain	6,176	—
Other Income (Expense)	4,619	—
Total Other Income (Expense)	(19,706)	(16,687)

Income (Loss) Before Income Taxes	340,883	(205,771)

Income Tax Provision (Benefit)	692	789

Net Income (Loss)	$340,191	$(206,560)

Cumulative Preferred Stock Dividend	—	(3,016)

Premium on Repurchase of Preferred Stock	—	(14,957)

Net Income (Loss) Attributable to Common Stockholders	$340,191	$(224,533)

Net Income (Loss) Per Common Share – Basic	$4.01	$(2.92)
Net Income (Loss) Per Common Share – Diluted	$3.98	$(2.92)
Weighted Average Common Shares Outstanding – Basic	84,915,729	76,922,543
Weighted Average Common Shares Outstanding – Diluted	85,407,197	76,922,543

CONDENSED BALANCE SHEETS

(In thousands, except par value and share data)	March 31, 2023	December 31, 2022
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$6,073	$2,528
Accounts Receivable, Net	274,399	271,336
Advances to Operators	40,985	8,976
Prepaid Expenses and Other	2,328	2,014
Derivative Instruments	72,156	35,293
Income Tax Receivable	—	338
Total Current Assets	395,941	320,485

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	7,019,244	6,492,683
Unproved	41,846	41,565
Other Property and Equipment	7,096	6,858
Total Property and Equipment	7,068,185	6,541,106
Less – Accumulated Depreciation, Depletion and Impairment	(4,152,245)	(4,058,180)
Total Property and Equipment, Net	2,915,940	2,482,926

Derivative Instruments	14,495	12,547
Acquisition Deposit	—	43,000
Other Noncurrent Assets, Net	16,490	16,220

Total Assets	$3,342,866	$2,875,178

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$134,264	$128,582
Accrued Liabilities	162,066	121,737
Accrued Interest	15,221	24,347
Income Tax Payable	353	—
Derivative Instruments	27,560	58,418
Contingent Consideration	3,931	10,107
Other Current Liabilities	1,905	1,781
Total Current Liabilities	345,300	344,972

Long-term Debt, Net	1,756,949	1,525,413
Derivative Instruments	156,603	225,905
Asset Retirement Obligations	32,905	31,582
Other Noncurrent Liabilities	3,042	2,045

Total Liabilities	$2,294,799	$2,129,917

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $.001; 135,000,000 Shares Authorized; 85,370,223 Shares Outstanding at 3/31/2023 85,165,807 Shares Outstanding at 12/31/2022	487	487

Additional Paid-In Capital	1,708,147	1,745,532
Retained Deficit	(660,568)	(1,000,759)
Total Stockholders’ Equity	1,048,067	745,260
Total Liabilities and Stockholders’ Equity	$3,342,866	$2,875,178

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration (gain) loss, net of tax, (iv) acquisition transaction costs, net of tax, and (v) (gain) on unsettled interest rate derivatives, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction costs, (viii) (gain) loss on unsettled interest rate derivatives, and (ix) (gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and changes in accrued capital expenditures and other items. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended March 31,
(In thousands, except share and per share data)	2023	2022
Income (Loss) Before Taxes	$340,883	$(205,771)
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	(139,987)	384,227
(Gain) on Extinguishment of Debt	(659)	—
Contingent Consideration (Gain)	(6,176)	—
Acquisition Transaction Costs	3,481	6,848
(Gain) Loss on Unsettled Interest Rate Derivatives	1,017	(1,290)
Adjusted Income Before Adjusted Income Tax Expense	198,559	184,014

Adjusted Income Tax Expense	(48,647)	(45,083)

Adjusted Net Income (non-GAAP)	$149,912	$138,930

Weighted Average Shares Outstanding – Basic	84,915,729	76,922,543
Weighted Average Shares Outstanding – Diluted	85,407,197	88,051,830

Income (Loss) Before Taxes Per Common Share – Basic	$4.01	$(2.68)
Add:
Impact of Selected Items	(1.68)	5.07
Impact of Income Tax	(0.56)	(0.58)
Adjusted Net Income Per Common Share – Basic	$1.77	$1.81

Income (Loss) Before Taxes Per Common Share – Diluted	$3.99	$(2.34)
Add:
Impact of Selected Items	(1.67)	4.43
Impact of Income Tax	(0.56)	(0.51)
Adjusted Net Income Per Common Share – Diluted	$1.76	$1.58
______________
(1)For the three months ended March 31, 2023 and March 31, 2022, this represents a tax impact using an estimated tax rate of 24.5%.

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
(In thousands)	2023	2022
Net Income (Loss)	$340,191	$(206,560)
Add:
Interest Expense	30,143	17,978
Income Tax Provision (Benefit)	692	789
Depreciation, Depletion, Amortization and Accretion	94,618	53,185
Non-Cash Stock-Based Compensation	2,151	1,447
(Gain) on Extinguishment of Debt	(659)	—
Contingent Consideration (Gain) Loss	(6,176)	—
Acquisition Transaction Costs	3,481	6,848
(Gain) Loss on Unsettled Interest Rate Derivatives	1,017	(1,290)
(Gain) Loss on Unsettled Commodity Derivatives	(139,987)	384,227
Adjusted EBITDA	$325,472	$256,623

Reconciliation of Free Cash Flow

Three Months Ended March 31,
(In thousands)	2023
Net Cash Provided by Operating Activities	$269,308
Exclude: Changes in Working Capital and Other Items	26,864
Less: Capital Expenditures (1)	(212,235)
Free Cash Flow	$83,937
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended March 31,
(In thousands)	2023
Cash Paid for Capital Expenditures	$460,982
Less: Non-Budgeted Acquisitions	(271,606)
Plus: Change in Accrued Capital Expenditures and Other	22,859
Capital Expenditures	$212,235